Exhibit 99(3)
HESS CORPORATION
FOURTH QUARTER 2011 EARNINGS CONFERENCE CALL

Introduction

Hello everyone.  In my remarks today, I will compare fourth quarter 2011 results to the third quarter.

Consolidated Results of Operations

The Corporation generated a consolidated net loss of $131 million in the fourth quarter of 2011 compared with net income of $298 million in the third quarter.  Excluding items affecting comparability of earnings between periods, the Corporation had earnings of $394 million in the fourth quarter of 2011 and $379 million in the third quarter of 2011.

Exploration and Production

Exploration and Production had income of $527 million in the fourth quarter of 2011, compared with $422 million in the third quarter. Third quarter results included net after-tax charges of $81 million from items affecting comparability of earnings between periods.  Excluding these items, the changes in the after-tax components of the earnings are as follows:

Increase
(decrease)
in earnings

Higher sales volumes increased earnings by	$155

Higher selling prices increased earnings by	39

Higher exploration expenses decreased earnings by	(142)

Higher depreciation, depletion & amortization decreased earnings by	(40)

All other items net to an increase in earnings of	12

For an overall increase in fourth quarter adjusted earnings of	$24

Our E&P operations were overlifted in the fourth quarter compared with production, resulting in increased after-tax income of approximately $40 million.

The E&P effective income tax rate was 38 percent for the fourth quarter and the full year of 2011.

Marketing and Refining

Marketing and Refining incurred a loss of $561 million in the fourth quarter of 2011 compared with a loss of $23 million in the third quarter.  Fourth quarter results include an after-tax charge of $525 million related to the announced shutdown of HOVENSA’s refinery in St. Croix.  This charge includes estimates of the Corporation’s share of future funding commitments for preserving assets, severance and other costs related to the shutdown, of which approximately $400 million is expected to be funded in 2012.

Excluding the refinery shutdown charge, the Corporation’s share of HOVENSA’s results of operations was a loss of $65 million in the fourth quarter of 2011 compared with a loss of $36 million in the third quarter.  Port Reading had a loss of $6 million in the fourth quarter of 2011 and broke even in the third quarter.

HESS CORPORATION
FOURTH QUARTER 2011 EARNINGS CONFERENCE CALL

Marketing earnings were $48 million in the fourth quarter of 2011, an increase from $41 million in the third quarter, principally reflecting higher earnings in energy marketing.  Trading activities generated a loss of $11 million in the fourth quarter of 2011, compared with a loss of $26 million in the third quarter.

Corporate and Interest

Net Corporate expenses were $40 million in the fourth quarter of 2011 compared with $44 million in the third quarter.  After-tax interest expense was $57 million in the fourth quarter and third quarter of 2011.

Consolidated Cash Flows

Turning to cash flow –

Net cash provided by operating activities in the
fourth quarter, including a decrease of $275 million
from changes in working capital, was	$1,138

Capital expenditures were	(2,115)

Borrowings were	458

All other items amounted to an increase in cash of	43

Resulting in a net decrease in cash and cash equivalents
in the fourth quarter of	$(476)

We had $351 million of cash and cash equivalents at December 31, 2011 and $1,608 million at December 31, 2010.  Total debt was $6,057 million at December 31, 2011 and $5,583 million at December 31, 2010.  At year-end 2011, we had more than $3.8 billion available on our revolving credit facility.  The Corporation’s debt to capitalization ratio at December 31, 2011 was 24.6% compared with 24.9% at the end of 2010.

2012 Guidance

Net Corporate expenses in 2012 are estimated to be in the range of $160 million to $170 million.  We expect our 2012 after-tax interest expense to be in the range of $245 million to $255 million.

For full year 2012 unit costs, our E&P cash operating costs are expected to be in the range of $20.00 to $21.00 per barrel of oil equivalent produced. Depreciation, depletion and amortization expenses are expected to be in the range of $20.50 to $21.50 per barrel, for total production unit costs of $40.50 to $42.50.  We currently expect our E&P effective tax rate to be in the range of 36% to 40% for the full year of 2012. Both the unit cost and tax rate guidance exclude the impact of any Libyan operations.

This concludes my remarks.  We will be happy to answer any questions.  I will now turn the call over to the operator.

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HESS CORPORATION
FOURTH QUARTER 2011 EARNINGS CONFERENCE CALL

Cautionary Note

The forgoing prepared remarks include certain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

Reconciliation of Segment Earnings to Earnings
Excluding Items Affecting Comparability

	Fourth Quarter	Third Quarter
	2011	2011

Exploration & Production Segment Results	$527	$422
Items Affecting Comparability
Asset impairments	-	140
Charge for United Kingdom supplementary tax increase	-	44
Gains on asset sales	-	(103)

Exploration & Production Income Excluding
Items Affecting Comparability	$527	$503

Marketing & Refining Segment Results	$(561)	$(23)
Items Affecting Comparability
Charge for HOVENSA L.L.C. refinery shutdown	525	-

Marketing & Refining Income Excluding
Items Affecting Comparability	$(36)	$(23)

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